Pricing Supplement to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

$250,000,000

iPath® Global Carbon ETN

The iPath® Exchange Traded Notes due June 24, 2038 (the “Securities”) are linked to (i) from the inception date to and including October 27, 2017, the Barclays Global Carbon Index Total ReturnTM (the “Original Index”) and (ii) from but excluding October 27, 2017, the Barclays Global Carbon II TR USD Index (the “Successor Index” and, together with the Original Index, the “Index”). The Securities do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose some or all of your principal if you invest in the Securities.  Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-8 of this pricing supplement for risks relating to an investment in the Securities.

The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of (i) from the inception date to and including October 27, 2017, Original Index and (ii) from but excluding October 27, 2017, Successor Index. On October 23, 2017, the index sponsor announced that it will retire the Original Index and replace it with the Successor Index, effective after the close of trading on October 27, 2017.  Both the Original Index and the Successor Index have the objective of providing exposure to the global price of carbon and track the return of futures contracts on a carbon emissions credit that trade on the Intercontinental Exchange (“ICE”) as described below.  For more information on the change to the Index, see “The Index—Changes to the Index” in this pricing supplement.  On October 26, 2017, Barclays Bank PLC as calculation agent on the Securities announced that, pursuant to the terms described in “Specific Terms of the Securities—Discontinuance or Modification of the Index” in this pricing supplement, it had approved the Successor Index as a successor index for the Securities following the discontinuation of publication of the Original Index.  Unless otherwise specified, references in this pricing supplement to the “Index” shall be deemed to refer to (i)  from the inception date to and including October 27, 2017, the Original Index and (ii) from but excluding October 27, 2017, the Successor Index.

The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (“EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (the “CDM”). The mechanisms may be changed and new mechanisms may be added to the Index pursuant to the methodology discussed herein under “The Index – Composition of the Index – Commodities and Mechanisms Available for Inclusion in the Index”. The Index is composed of allocations in futures or forward contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing value of the Successor Index will be calculated and published on each trading day by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T”.  The closing value of the Original Index has been previously published under the ticker symbol “BXIIGCUT”.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment in U.S. dollars at maturity in amount equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “GRN”. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.  We are not required to maintain any listing of the Securities on NYSE Arca or any other securities exchange.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities – Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from June 25, 2008 to June 17, 2038, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to June 17, 2038, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Inception Date: June 24, 2008.

Index Factor: The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

Investor Fee: The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by

(4) 365.  Because the net effect of the investor fee is a fixed percentage of the value of each Security, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each Security and the amount of Securities that are held, as applicable.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Trading Day: A trading day is a day on which (i) the value of the Index is published by the index sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the Index Components are traded, in each case as determined by the calculation agent in its sole discretion.

CUSIP Number: 06739H 164

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the Securities by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.   Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Patent pending

Pricing Supplement dated October 27, 2017

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	1
RISK FACTORS	9
CARBON TRADING MARKETS & MECHANISMS	18
COMMODITY FUTURES MARKETS	20
THE INDEX	21
SPECIFIC TERMS OF THE SECURITIES	31
CLEARANCE AND SETTLEMENT	36
USE OF PROCEEDS AND HEDGING	36
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	37
SUPPLEMENTAL PLAN OF DISTRIBUTION	40
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-36
TERMS OF THE NOTES	S-39
INTEREST MECHANICS	S-48
TERMS OF THE WARRANTS	S-51
REFERENCE ASSETS	S-58
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-99
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-101
USE OF PROCEEDS AND HEDGING	S-110
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-111
VALIDITY OF SECURITIES	S-131

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	37
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	77
PLAN OF DISTRIBUTION	79
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	82
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	83
EXPERTS	83
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange Traded Notes due June 25, 2038 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 18, 2016, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 18, 2016, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities. However, we are under no obligation to sell additional Securities at any time and if we do sell additional Securities, we may limit such sales and stop selling additional Securities at any time.

This section summarizes the following aspects of the Securities:

•                           What are the Securities and how do they work?

•                           How do you redeem your Securities?

•                           What are some of the risks of the Securities?

•                           Is this the right investment for you?

•                           What are the tax consequences?

•                           How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of (i) from the inception date to and including October 27, 2017, the Barclays Global Carbon Index Total ReturnTM (the “Original Index”) and (ii) from but excluding October 27, 2017, the Barclays Global Carbon II TR USD Index (the “Successor Index” and, together with the Original Index, the “Index”). The Securities will be issued in denominations of $50.

On October 23, 2017, the index sponsor announced that it will retire the Original Index and replace it with the Successor Index, effective after the close of trading on October 27, 2017.  Both the Original Index and the Successor Index have the objective of providing exposure to the global price of carbon and track the return of futures contracts on a carbon emissions credit that trade on the Intercontinental Exchange (“ICE”) as described below.  For more information on the change to the Index, see “The Index—Changes to the Index” in this pricing supplement.  On October 26, 2017, Barclays

Bank PLC as calculation agent on the Securities announced that, pursuant to the terms described in “Specific Terms of the Securities—Discontinuance or Modification of the Index” in this pricing supplement, it had approved the Successor Index as a successor index for the Securities following the discontinuation of publication of the Original Index.  Unless otherwise specified, references in this pricing supplement to the “Index” shall be deemed to refer to (i)  from the inception date to and including October 27, 2017, the Original Index and (ii) from but excluding October 27, 2017, the Successor Index.

The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (the “EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (the “CDM”). The mechanisms may be changed and new mechanisms may be added to the Index pursuant to the methodology discussed herein under “The Index – Composition of the Index – Commodities and Mechanisms Available for Inclusion in the Index”. The Index is composed of allocations in futures or forward contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing value of the Successor Index will be calculated and published on each trading day by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T”.  The closing value of the Original Index has been previously published under the ticker symbol “BXIIGCUT”.

Understanding the Value of the Securities

The “stated principal amount” is $50.00 per Security, which is the initial offering price at which the Securities were sold on the inception date.

The “daily redemption value” is the value of the Securities calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The daily redemption value for each Security on the initial valuation date will equal $50.  On each subsequent calendar day until maturity or early redemption, the daily redemption value for each Security will equal (1) the principal amount of the Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the daily redemption value of the Securities from the previous day.  Intraday indicative value differs from the daily redemption value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the index components, rather than the index factor for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

If you sell your Securities on the secondary market, you will receive the “trading price” for your Securities, which may be substantially above or below the stated principal amount, daily redemption value and/or the intraday indicative value because the trading price reflects investor supply and demand for the Securities.  In addition, if you purchase your Securities at a price which reflects a premium over the daily redemption value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol GRN.IV.

The performance of the Securities is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the Securities.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•                        deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•                        deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                      instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•                      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•                      Uncertain Principal Repayment – If the value of the Index decreases, or does not increase by an amount greater than the investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•                      Conflicts of Interest with the Index Sponsor –Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•                      Commodity Market Risk – The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the Index Components. The prices of Index Components may change unpredictably, affecting the value of the Index Components and, consequently, the value of your Securities in unforeseeable ways.

•                      Limited Portfolio Diversification – The Index Components are concentrated in the carbon emissions commodities sector. Your investment may therefore carry risks similar to a concentrated investment in futures or forward contracts in such sector.

•                      No Interest Payments – You will not receive any periodic interest payments on the Securities.

•                      A Trading Market for the Securities May Not Exist – Although we have listed the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•                      You are willing to accept the risk of fluctuations in the prices of carbon emissions credits in general and the prices of the Index Components in particular.

•                      You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the Securities.

•                      You seek an investment with a return linked to the performance of the Index.

•                You do not seek current income from this investment.

•                      You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•                      You are not willing to be exposed to fluctuations in the prices of carbon emissions credits in general and the prices of the Index Components in particular.

•                      You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the Securities.

•                      You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•                      You seek current income from your investment.

•                      You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as described above.  However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, of the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflict of Interest” in the accompanying prospectus supplement.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

You will receive a cash payment in U.S. dollars at maturity or upon redemption, as applicable, in an amount equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The performance of the Securities is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the Securities.

Because the investor fee reduces the amount of your return at maturity or on redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 152.932% at maturity, as well as two examples in which the Index has decreased by approximately 51.27% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances.  Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Denomination	Starting Index

0.75%	365	$50.00	100.000

A Year	B Index Level	C Average Yearly Index Factor	D Yearly Fee	E Investor Fee	F Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.453	1.03	$0.39	$0.39	$52.84
2	117.295	1.12	$0.42	$0.81	$57.84
3	125.035	1.21	$0.45	$1.26	$61.26
4	136.779	1.31	$0.49	$1.75	$66.64
5	145.515	1.41	$0.53	$2.28	$70.48
6	135.840	1.41	$0.53	$2.81	$65.11
7	126.779	1.31	$0.49	$3.30	$60.09
8	122.873	1.25	$0.47	$3.77	$57.67
9	114.723	1.19	$0.45	$4.21	$53.15
10	110.080	1.12	$0.42	$4.64	$50.40
11	121.804	1.16	$0.43	$5.07	$55.83
12	136.163	1.29	$0.48	$5.55	$62.53
13	148.835	1.42	$0.53	$6.09	$68.33
14	168.122	1.58	$0.59	$6.68	$77.38
15	191.939	1.80	$0.68	$7.36	$88.61
16	214.934	2.03	$0.76	$8.12	$99.35
17	241.043	2.28	$0.85	$8.98	$111.55
18	275.149	2.58	$0.97	$9.94	$127.63
19	306.784	2.91	$1.09	$11.04	$142.36
20	345.764	3.26	$1.22	$12.26	$160.62
21	308.847	3.27	$1.23	$13.49	$140.94
22	277.227	2.93	$1.10	$14.59	$124.03
23	245.615	2.61	$0.98	$15.57	$107.24
24	217.093	2.31	$0.87	$16.43	$92.11
25	191.102	2.04	$0.77	$17.20	$78.35
26	204.999	1.98	$0.74	$17.94	$84.56
27	212.336	2.09	$0.78	$18.72	$87.44
28	229.229	2.21	$0.83	$19.55	$95.06
29	245.614	2.37	$0.89	$20.44	$102.37
30	252.932	2.49	$0.93	$21.38	$105.09

		Annualized Index Return			3.14%
		Annualized iPath® Indicative Value Return			2.51%

Hypothetical Examples

A Year	B Index Level	C Average Yearly Index Factor	D Yearly Fee	E Investor Fee	F Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	107.572	1.04	$0.39	$0.39	$53.40
2	115.718	1.12	$0.42	$0.81	$57.05
3	124.480	1.20	$0.45	$1.26	$60.98
4	133.906	1.29	$0.48	$1.74	$65.21
5	144.046	1.39	$0.52	$2.26	$69.76
6	154.954	1.49	$0.56	$2.82	$74.65
7	166.687	1.61	$0.60	$3.43	$79.92
8	179.309	1.73	$0.65	$4.08	$85.58
9	192.887	1.86	$0.70	$4.77	$91.67
10	207.493	2.00	$0.75	$5.52	$98.22
11	223.205	2.15	$0.81	$6.33	$105.27
12	240.107	2.32	$0.87	$7.20	$112.85
13	258.288	2.49	$0.93	$8.14	$121.01
14	281.762	2.70	$1.01	$9.15	$131.73
15	377.230	3.29	$1.24	$10.38	$178.21
16	466.980	4.22	$1.58	$11.97	$221.48
17	446.969	4.57	$1.71	$13.68	$209.77
18	427.815	4.37	$1.64	$15.32	$198.55
19	409.482	4.19	$1.57	$16.89	$187.82
20	391.935	4.01	$1.50	$18.39	$177.54
21	375.140	3.83	$1.44	$19.83	$167.71
22	359.064	3.67	$1.38	$21.21	$158.30
23	343.678	3.51	$1.32	$22.52	$149.29
24	328.950	3.36	$1.26	$23.78	$140.66
25	314.854	3.22	$1.21	$24.99	$132.41
26	301.362	3.08	$1.16	$26.15	$124.51
27	288.448	2.95	$1.11	$27.25	$116.95
28	276.087	2.82	$1.06	$28.31	$109.71
29	264.256	2.70	$1.01	$29.32	$102.78
30	252.932	2.59	$0.97	$30.29	$96.17

		Annualized Index Return			3.14%
		Annualized iPath® Indicative Value Return			2.20%

Hypothetical Examples

A Year	B Index Level	C Average Yearly Index Factor	D Yearly Fee	E Investor Fee	F Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	92.022	0.96	$0.36	$0.36	$45.65
2	87.127	0.90	$0.34	$0.70	$42.87
3	80.596	0.84	$0.31	$1.01	$39.29
4	74.500	0.78	$0.29	$1.30	$35.95
5	69.498	0.72	$0.27	$1.57	$33.18
6	74.478	0.72	$0.27	$1.84	$35.40
7	81.170	0.78	$0.29	$2.13	$38.45
8	88.734	0.85	$0.32	$2.45	$41.92
9	94.498	0.92	$0.34	$2.80	$44.45
10	103.547	0.99	$0.37	$3.17	$48.61
11	93.513	0.99	$0.37	$3.54	$43.22
12	86.465	0.90	$0.34	$3.87	$39.36
13	79.441	0.83	$0.31	$4.18	$35.54
14	71.127	0.75	$0.28	$4.47	$31.10
15	64.564	0.68	$0.25	$4.72	$27.56
16	60.420	0.62	$0.23	$4.96	$25.25
17	55.306	0.58	$0.22	$5.17	$22.48
18	49.079	0.52	$0.20	$5.37	$19.17
19	44.615	0.47	$0.18	$5.54	$16.76
20	40.489	0.43	$0.16	$5.70	$14.54
21	38.513	0.40	$0.15	$5.85	$13.41
22	36.823	0.38	$0.14	$5.99	$12.42
23	36.100	0.36	$0.14	$6.13	$11.92
24	35.880	0.36	$0.13	$6.26	$11.68
25	34.598	0.35	$0.13	$6.40	$10.90
26	37.756	0.36	$0.14	$6.53	$12.35
27	39.976	0.39	$0.15	$6.68	$13.31
28	43.492	0.42	$0.16	$6.83	$14.91
29	45.926	0.45	$0.17	$7.00	$15.96
30	48.730	0.47	$0.18	$7.18	$17.19

		Annualized Index Return			-2.37%
		Annualized iPath® Indicative Value Return			-3.50%

Hypothetical Examples

A Year	B Index Level	C Average Yearly Index Factor	D Yearly Fee	E Investor Fee	F Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	109.154	1.05	$0.39	$0.39	$54.18
2	119.146	1.14	$0.43	$0.82	$58.75
3	130.053	1.25	$0.47	$1.29	$63.74
4	141.958	1.36	$0.51	$1.80	$69.18
5	154.952	1.48	$0.56	$2.35	$75.12
6	169.137	1.62	$0.61	$2.96	$81.61
7	184.619	1.77	$0.66	$3.63	$88.68
8	201.519	1.93	$0.72	$4.35	$96.41
9	219.967	2.11	$0.79	$5.14	$104.84
10	240.102	2.30	$0.86	$6.00	$114.05
11	262.081	2.51	$0.94	$6.94	$124.10
12	286.072	2.74	$1.03	$7.97	$135.06
13	312.259	2.99	$1.12	$9.09	$147.04
14	344.262	3.28	$1.23	$10.32	$161.68
15	439.730	3.89	$1.46	$11.78	$205.58
16	306.607	3.71	$1.39	$13.17	$140.16
17	268.860	2.88	$1.08	$14.25	$120.21
18	235.760	2.52	$0.95	$15.20	$102.71
19	206.735	2.21	$0.83	$16.03	$87.36
20	181.284	1.94	$0.73	$16.76	$73.91
21	158.965	1.70	$0.64	$17.40	$62.11
22	139.395	1.49	$0.56	$17.96	$51.76
23	122.234	1.31	$0.49	$18.45	$42.69
24	107.185	1.15	$0.43	$18.88	$34.73
25	93.989	1.01	$0.38	$19.25	$27.75
26	82.418	0.88	$0.33	$19.58	$21.63
27	72.271	0.77	$0.29	$19.87	$16.27
28	63.374	0.68	$0.25	$20.13	$11.57
29	55.572	0.59	$0.22	$20.35	$7.44
30	48.730	0.52	$0.20	$20.55	$3.82

		Annualized Index Return			-2.37%
		Annualized iPath® Indicative Value Return			-8.22%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in Index Components or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even If the Value of the Index at Maturity or upon Redemption Exceeds the Initial Level, You May Receive Less Than the Principal Amount of Your Securities

The performance of the Securities is linked to the performance of the Index less an investor fee.  There is no minimum limit to the level of the Index.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee between the inception date and the applicable valuation date

(including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities – Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the Index Components and the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•       prevailing prices for the commodities underlying the Index Components;

•       the time remaining to the maturity of the Securities;

•       supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional Securities or to cease or suspend sales of Securities from inventory;

•       economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the Index Components;

•       the general interest rate environment; or

•       the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Suspension or Disruption of Market Trading in Commodities and Related Futures or Forwards May Adversely Affect the Value of Your Securities

The markets trading futures and forward contracts on carbon emissions credits, including the Index Components, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the value of the Index and, therefore, the value of your Securities.

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

The Index is composed of futures or forward contracts on carbon emissions credits, rather than the credits themselves. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures or forward contracts normally specify a certain date for delivery of the underlying commodity. As the contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. The Index Components are generally rolled annually. Thus, for example, a futures contract purchased and held in August may specify a December expiration. As time passes, the contract expiring in December may be replaced by a contract for delivery in December of the following year. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the contract expiring the following December, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related price relative to the unwind price of the contract at the time of sale of the contract. The absence of backwardation in the commodity markets could result in zero or negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption.

Historical Values of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical values of the Index or the Index Components, which have been highly volatile.

Prices of the Index Components May Change Unpredictably, Affecting the Value of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in futures or forward contracts on carbon emissions, including trading in the Index Components, is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These factors may affect the value of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the Index Components, and the volatilities of their prices, to move in unexpected directions at unexpected rates.

The prices of futures or forward contracts on carbon emissions credits, including the credits underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, the ratification of the Kyoto Protocol (“Kyoto”) has subscribed each of the ratifying nations to reduce their greenhouse gas emissions by 2012 by an average of 5.2% of 1990 levels. However, the policies and implementations for achieving the reduction targets vary according to the governing body of each ratified nation. Each country has a different reduction target level. In the event that the ratifying nation does not reach the proposed emissions reduction level, then that nation would face penalties and would need to source emissions credits from the flexible trading mechanisms under Kyoto, including the CDM. Because the demand for carbon emissions credits underlying the Index Components could affect the price of those Index Components, such an event may affect the value of the Securities.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Index and Your Securities

Because the return on your Securities is linked to the closing value of the Index in U.S. dollars, and the calculation of the closing value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Securities at maturity or upon redemption and, therefore, the market value of your Securities. Assuming the trading prices of the Index Components remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities. See “The Index – Calculation of the Index – Closing Value”.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components or commodities underlying the Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, there can be no assurance that a secondary market for the Securities will exist at any time. Even if there is a secondary market for the Securities, whether as a result of any listing of the Securities or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your Securities easily. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing Index Components (including the underlying carbon emissions commodities), futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Components and the value of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in Index Components, futures or options on Index Components, the carbon emissions credits underlying the Index Components or the Index, and other investments relating to Index Components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Components or the value of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

The Securities May Trade at a Substantial Premium to or Discount from the Daily Redemption Value and/or Intraday Indicative Value

The Securities may trade at a substantial premium to or discount from the daily redemption value and/or the intraday indicative value.  The daily redemption value is the value of the Securities calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the Security’s value that is attributable to the Index and is provided for reference purposes only.  If you sell your Securities on the secondary market, you will receive the market price for your Securities, which may be substantially above or below the daily redemption value and/or intraday indicative value.  In addition, if you purchase your Securities at a price which reflects a premium over the daily redemption value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

We Have No Obligation to Issue Additional Securities, and We May Cease or Suspend Sales of the Securities

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional Securities once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the Securities from inventory held by our affiliate Barclays Capital Inc. at any time after the inception date. If we choose not to issue additional Securities or to cease or suspend sales of the Securities from inventory, this will impact supply and demand for the Securities and may impact the liquidity and price of the Securities in the secondary market.  As a result, if you buy or sell your Securities on the secondary market, the price that you pay or receive may be higher or lower than if we had decided to issue additional Securities or not to cease or suspend sales of the Securities from inventory at that time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to the Index Components, futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the commodities underlying the Index Components and commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Components and the value of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect the Securities in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “Specific Terms of the Securities – Discontinuance or Modification of the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the Securities – Discontinuance or Modification of the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount

Payable on the Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the value of the Index and, therefore, the amount payable on the Securities at maturity or upon redemption and the market value of the Securities prior to maturity.

The mechanisms included in the Index, the related Index Components and the weighting of the Index Components may be changed from time to time in accordance with the Index’s methodology. In addition, the index sponsor, with the approval of the Index Committee, may modify the methodology for determining the composition and weighting of the Index in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

The Securities Currently Track the Successor Index, Which Has Very Limited Performance History

On October 23, 2017, the index sponsor announced that it will retire the Original Index and replace it with the Successor Index, effective October 27, 2017.  Both the Original Index and the Successor Index have the objective of providing exposure to the global price of carbon and track the return of futures contracts on a carbon emissions credit that trade on the ICE.  The Successor Index has certain differences from the Original Index as described “The Index—Changes to the Index” in this pricing supplement.  Although the method for determining the composition and weighting of the Successor Index is intended to codify the process undertaken by the index sponsor to determine the composition and weighting of the Original Index, it is possible that the Successor Index could perform differently from how the Original Index would have performed had it not been replaced with the Successor Index.

Furthermore, the index sponsor has published no information about how the Successor Index might have performed had it been calculated prior to its inception.  Because the Successor Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance.  A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index Components are currently futures contracts traded on the ICE, a regulated futures exchange. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of statutes and related regulations that govern trading on regulated foreign futures exchanges. In addition, many of the electronic trading facilities dealing in swaps and forwards have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Index or the Maturity Date or a Redemption Date

The determination of the value of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. If such a postponement occurs, the Index Components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected Index Component shall be determined using the closing value of the affected Index Component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days. As a result, the maturity date or a redemption date for the Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the Securities – Market Disruption Event” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption.

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Securities

Because the Securities are linked to the Index, which is currently composed of exchange-traded futures contracts on only two types of carbon emissions credits and, due to the liquidity standards of the Index, is not likely to add a material amount of contracts on new types of carbon emissions credits in the near future, the Index is and generally will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be recalculated in reliance upon historic price, liquidity and other data that are subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year in November under the supervision of the

Index Committee (as defined herein), which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, the carbon emissions credits underlying the futures or forward contracts included in the Index from time to time are concentrated in the carbon emissions credit sector. An investment in the Securities may therefore carry risks similar to a concentrated investment in futures or forward contracts in such sector.

Cap & Trade Mechanisms and Related Markets are New and Based on Scientific Principles that are Subject to Debate

Cap & Trade mechanisms have arisen primarily due to relative international consensus with respect to scientific evidence indicating a correlative relationship between the rise in global temperatures and extreme weather events, on the one hand, and the rise in Greenhouse Gas (“GHG”) emissions in the atmosphere, on the other hand. If this consensus were to break down, Cap & Trade mechanisms and the value of the Securities may be negatively affected.

Scientists are still debating whether the rise in atmospheric GHGs is caused by human activity such as GHG emissions generated through the burning of fossil fuels, as well as the acceptable level of GHG concentrations in the atmosphere. If the science supporting the relationship or the acceptable level of GHG concentrations is discredited or proved to be incorrect or inaccurate, it may negatively affect Cap & Trade mechanisms and the value of the Securities.

There is no assurance that Cap & Trade mechanisms will continue to exist. Cap & Trade may not prove to be an effective method of reduction in GHG emissions. As a result or due to other factors, Cap & Trade mechanisms may be terminated or may not be renewed upon their expiration. The EU ETS is organized into a number of phases, each which a predetermined duration. Currently, the EU ETS is in Phase III. There can be no assurance that the EU ETS will enter into a new phase as scheduled.

New technologies may arise that may diminish or eliminate the need for Cap & Trade markets. Ultimately, the cost of emissions credits is determined by the cost of actually reducing emissions levels. If the price of credits becomes too high, it will be more economical for companies to develop or invest in green technologies, thereby suppressing the demand for credits and adversely affecting the price of the Securities.

Regulatory risk related to changes in regulation and enforcement of Cap & Trade mechanisms can adversely affect market behavior. If fines or other penalties for non-compliance are not enforced, incentives to purchase GHG credits will deteriorate, which can result in a fall in the price of emissions credits and a drop in the value of the Securities.

Cap & Trade markets relating to GHG emissions are relatively recent, the first such program arising in 2001. Accordingly, historical performance of these markets may not be indicative of future performance, and future performance of Cap & Trade markets may be hard to predict. In addition, as Cap & Trade markets develop, new regulation with respect to these markets may arise, which may have a negative effect on the value and liquidity of the Cap & Trade markets and the Securities.

Cap & Trade mechanisms set emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. This allocation may be larger or smaller than is needed for a stable price of credits and can lead to large price volatility, which could affect the value of the Securities.

Depending upon the industries covered under each Cap & Trade mechanism represented in the Index, unpredictable demand for their products and services can affect the value of GHG emissions credits. For example, very mild winters or very cool summers can decrease demand for electric utilities and therefore require fewer carbon credits to offset reduced production and GHG emissions.

The ability of the GHG emitting companies to pass on the cost of emissions credits to consumers can affect the price of the Securities. If the price of emissions can be passed on to the end customer with little impact upon consumer demand, it is likely that industries may continue emitting and purchase any shortfall in the market at the prevailing price. If, however, the producer is unable to pass on the cost, it may be incentivized to reduce production in order to decrease its need for offsetting emissions credits if the cost is too great, which could adversely affect the price of the Securities.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until early redemption or maturity.  The outcome of this process is uncertain. Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the Securities.  For example, legislation was proposed in 2017 that, if enacted, would generally require holders of instruments such as the Securities that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss.  It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your Securities.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the Index Components.  In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities, in which case any gain or loss that you recognize with respect to the Securities that is attributable to any regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities.  Under this approach, you could also be required to mark such portion of the Securities to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your Securities had been sold for fair market value).  Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of the Index.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as other potential alternative characterizations for your Securities, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

CARBON TRADING MARKETS & MECHANISMS

One component of the international response to the rise in atmospheric carbon dioxide concentrations has been the implementation of national and international programs designed to reduce GHG emissions on a global scale.

One such program is the Kyoto protocol (“Kyoto”), an international agreement that requires the developed nation signatories to abate their GHG emissions by an average of 5.2% over the 2008-2012 period relative to 1990. The GHGs which Kyoto addresses are carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride.

In order to achieve the Kyoto targets, a variety of regional and national policies exist under Kyoto aimed at abating GHG emissions. These include policy measures such as taxation of emissions, legislation or implementation of Cap & Trade mechanisms (“Cap & Trade”).

A Cap & Trade mechanism sets emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. The cap is set at a level that attempts to achieve the required reduction. The parties are then able to trade their emission rights freely among themselves. In theory the “trade” element allows emission abatement to take place at the lowest-possible cost by allowing companies with a high marginal abatement cost to buy credits from companies that can abate GHG emissions for less, while the cap is favorable for the environment as it places a firm limit on emissions that would be unlikely to be achieved via taxation mechanisms.

Cap & Trade is used not only in respect of GHGs. It has been used to abate sulphur dioxide and nitrogen oxides through a variety of regional mechanisms in the United States over the past 15 years, resulting in a 40% reduction in sulphur dioxide in the United States Northeast since 1995.

The adoption of Cap & Trade as the primary method for curbing GHGs began fairly recently with a Cap & Trade mechanism in Denmark in 2001. Since then, national or regional Cap & Trade mechanisms have been (or are to be) introduced in the European Union, the United States, Australia, New Zealand and Canada.

Tradeable Carbon Emissions Credits

The Index currently includes futures contracts on carbon emissions credits from two mechanisms:

•                           the European Union Emission Trading Scheme (“EU ETS”); and

•                           the Kyoto Clean Development Mechanism (“CDM”).

These carbon emissions credits are summarized below.

Emissions Credit	Description	Usage	Trading platform
EUAs (European Union Allowances)

European Union Allowances are allocated under the National Allocation Plan of each country within the EU ETS. Each EUA represents one tonne of CO2 equivalent (“CO2e” )(other GHGs are not yet included in the EU-ETS).

		Companies	Exchange traded & OTC

CERs (Certified Emission Reductions)

A Certified Emission Reduction is a tradable credit worth 1 tonne of CO2e generated by projects accredited by the Clean Development Mechanism (CDM) of Kyoto. These are aimed at the developing world to encourage carbon abatement and to generate revenue. There are two types of CERs that are traded (1) Primary; (2) Secondary. Primary CERs are the credits included in the Index.

Governments & companies

	Primary CERs are classified as CERs purchased on a		OTC

Emissions Credit	Description	Usage	Trading platform
forward basis directly from a CDM project prior to the CERs being issued by the UN. Primary CERs carry project delivery risk and are therefore valued at a discount to secondary CERs.

Secondary CERs represent credits which are either issued by the UN and traded in the futures or forward market, or forward CERs where the volume is guaranteed and therefore there is no project delivery risk.

Exchange traded & OTC

Background on the EU ETS

The EU ETS is a Cap & Trade mechanism that was launched in 2005 and has become the largest GHG trading mechanism in the world, covering approximately 12,000 installations generating carbon emissions in certain sectors, such as power generation, utilities, iron, steel, and cement. Under the mechanism, each country has a national allocation plan that determines the caps on GHG emissions for each participating entity. Participants are allocated some free allowances (“EUAs”) and may purchase a proportion through auction. Participants have to monitor their emissions and after each year submit EUAs equivalent to their verified emissions. Participants that do not have sufficient EUAs can buy them from other participants that have a surplus, or within certain limits, use other eligible carbon credits for compliance purposes instead of EUAs.

The EU ETS began with a first Phase running from 2005 to 2007. Phase II of the mechanism is in line with the first Kyoto period and runs from 2008-2012. Phase III runs from 2013 to 2020. Allocations in Phase II have been reduced from their respective levels in Phase I to ensure that they are consistent with meeting national Kyoto targets.  In addition, EU legislation enables banking of credits between Phases (ie. from Phase II to Phase III, although this was not possible between Phase I and Phase II).

EUA pricing is set by supply and demand. Supply is determined by EUAs and other carbon credits (CERs, ERUs) which are available to the market. Demand is determined by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short-term are the weather, relative fuel prices, general economic activity and the amount of electricity generated from non fossil fuel sources.

The bulk of exchange trading activity in EUAs is concentrated on the Intercontinental Exchange (“ICE”). In 2016, the ICE accounted for over 90% of EUA exchange transactions (including over-the-counter contracts cleared through exchanges) with the balance traded on Nord Pool and the European Energy Exchange.

Background on the CDM

The CDM is a project-based initiative whereby signatories of Kyoto can implement projects to reduce GHGs and receive Certified Emission Reduction credits (“CERs”) for each tonne of carbon equivalent avoided. In order to receive CERs, a CDM project must first be registered with the United Nations Framework Convention on Climate Change (“UNFCCC”) Secretariat. To be registered, a project must be approved by a host country and must go through a strict set of procedures to show that it meets the CDM eligibility requirements. By the end of 2011, around 3,750 projects were registered and another 2,000 projects were in development. Once a project has been registered, it must monitor its emission reductions and have them verified by an independent UN accredited organisation. The verified monitoring reports are subsequently reviewed by the UNFCCC Secretariat in advance of actual CER issuance. Approximately 815 million CERs had been issued as of December, 2011.

CERs may be used by governments, along with certain other approved carbon emissions credits, to meet Kyoto obligations. They may also be used by companies operating within GHG trading mechanisms which recognize such credits, (e.g., the EU ETS, the Australian and New Zealand schemes).

COMMODITY FUTURES MARKETS

Futures contracts on carbon emissions credits (including the Index Components) are traded on regulated futures exchanges, and forward contracts and other derivatives on carbon emissions credits are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as

“short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month. The contracts currently included in the Index are rolled annually.

The Index Components are futures contracts that trade on the ICE. The ICE and its related clearing houses are subject to regulation by the Financial Services Authority in the United Kingdom. ICE EUA and CER contracts are cleared by ICE Clear Europe. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

THE INDEX

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the index sponsor. You, as an investor in the Securities, should make your own investigation into the Index and the index sponsor has no obligation to consider your interests as a holder of the Securities. The index sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

Overview

The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a

“mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (“EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (“CDM”). The weights assigned to the mechanisms may change pursuant to the methodology discussed herein under “– Composition of the Index”. The Index is composed of allocations in futures contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Bank PLC (the “index sponsor”).

Changes to the Index

On October 23, 2017, the index sponsor announced that it will retire the Barclays Global Carbon Index Total ReturnTM (the “Original Index”) and replace it with the Barclays Global Carbon II TR USD Index (the “Successor Index” and, together with the Original Index, the “Index”), effective after the close of trading on October 27, 2017.  On October 26, 2017, Barclays Bank PLC as calculation agent on the Securities announced that, pursuant to the terms described in “Specific Terms of the Securities—Discontinuance or Modification of the Index” in this pricing supplement, it had approved the Successor Index as a successor index for the Securities following the discontinuation of publication of the Original Index.  Unless otherwise specified, references in this pricing supplement to the “Index” shall be deemed to refer to (i)  from the inception date to and including October 27, 2017, the Original Index and (ii) from but excluding October 27, 2017, the Successor Index.

The Successor Index determines the weightings of the Index Components on an annual basis in the manner described below under “—Composition of the Index”, without the use of the

Index Committee that was used by the Original Index to approve the rules, composition and methodology of the Original Index.  The method for determining the composition and weighting of the Successor Index is intended to codify the process undertaken by the index sponsor to determine the composition and weighting of the Original Index.   In addition, the futures contracts eligible for inclusion as Index Components in the Successor Index include futures contracts on carbon emissions credits from only two mechanisms: EUAs and CERs.  Although the Index Components of the Original Index historically included only futures contracts relating to those two mechanisms, the Original Index provided that the index sponsor, in consultation with the Index Committee, could identify additional mechanisms to which the Original Index could provide exposure.  For additional details on the Index Committee and the process for determining the eligible Index Components and weightings for the Original Index, please see “—The Original Index” below.

The closing value of the Successor Index will be calculated and published on each trading day by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T”.  The closing value of the Original Index has been previously published under the ticker symbol “BXIIGCUT”.

Composition of the Successor Index

The Successor Index may include the futures contracts on carbon emissions credits from only two mechanisms: EUAs and CERs. Weights to each Index Component, which may be zero, are determined annually by performing the following steps:

•     First, for each of EUAs and CERs, calculate the Aggregate Annual Dollar Volume (as defined below).

•     Second, calculate an unrounded target weight for EUAs by dividing the Aggregate Annual Dollar Volume of EUAs by the sum of the Aggregate Annual Dollar Volume for EUAs and the Aggregate Annual Dollar Volume for CERs.

•     Third, calculate an unrounded target weight for CERs by dividing the

Aggregate Annual Dollar Volume of CERs by the sum of the Aggregate Annual Dollar Volume for EUAs and the Aggregate Annual Dollar Volume for CERs.

•     Fourth, round each unrounded target weight for to four decimal places. The resulting value is the target weight.

The Aggregate Annual Dollar Volume for an EUA or CER is calculated as follows:

•     First, identify all futures contracts with an open interest greater than zero that reference the carbon emissions credit relating to the mechanism for which the Aggregate Annual Dollar Volume is being calculated. Futures contracts are identified by referencing the “Emissions” category of the “Exchange Contracts” function in the Bloomberg Terminal.

•     Second, for each contract identified in the first step, calculate the daily dollar traded volume for each day from the first calendar day of October of the preceding year to the last calendar day of September of the current year. The daily dollar traded volume is calculated by multiplying the number of futures contracts traded on a day by the contract value of the nearby contract.

•     Third, add together each of the daily dollar traded volumes calculated in the second step.

•     Fourth, the resulting sum is the Aggregate Annual Dollar Volume.

Rebalancing

The primary re-weighting of the Index will take place annually each November. On the last day of October (the determination date), once the Index allocations are determined by the index sponsor, the allocations are calculated based on fixed percentage basket weights and contract prices on the close of that day (for additional detail regarding the calculation of the Index, see “–Calculation of the Index” below).

The rolling of the Index Components takes place over the 5 business days after the determination date with amounts rolled equally over the period.

Calculation of the Index

The Index is calculated by the index sponsor, by applying the impact of the changes to the futures prices of commodities included in the Index Components (based on their relative weightings).

The Index is implemented using a market standard commodity index methodology described below. As current Index Components are all priced in Euros (“EUR”) the Index formulae shown below are all expressed in EUR except where noted.

Pricing

For listed futures, including the current Index Components, the Index will use the official exchange settlement price on the ICE for each Index Component.

Exchange rates used in the calculation of the Index in U.S. dollars are the 4:00 PM London close mid spot rates published by WM Company on Bloomberg page WMCO.

Notes on Notation

For purposes of the discussion of variables that are affected by the Index roll, the “next” instance is marked with a prime (e.g., for variable x: this period x, next period x’). The following variables have the following meanings:

Pk,t	Price of 1st nearby contract k at time t

P’k,t	Price of 2nd nearby contract k at time t

IHk	Index holdings of 1st nearby contract k

IH’k	Index holdings of 2nd nearby contract k

CWk,t	Contract Weight of 1st nearby contract k on day t

CW’k,t	Contract Weight of 2nd nearby contract k on day t

IPWk	Fixed percentage basket weight for Commodity k

Index Holdings and Re-balancing

The Index replicates a fund of commodity futures which are reweighted periodically back to fixed percentage weights.

The primary re-weighting of the Index will take place annually each November. On the last day of October (the determination date), Index holdings are determined for each Index Component. These Index holdings are calculated based on fixed percentage weights and contract prices of the Index Components on the close of that day, as follows:

IHk = IPWk x IndexNotionalValue / Pk,t

The rolling of the Index Components takes place over the 5 business days after the determination date with amounts rolled equally over the period.

Index Weighted Value

Each day the Index has an Index weighted value (“IWVt”).

On a non roll day the IWVt is as follows:

On days where there is a roll the IWVt is given by:

Note that IHk = IH’k unless the Index is re-weighted or the weights reset.

Daily Price Return

Daily returns (“DRt”) are calculated based on Index holdings from the previous day, as follows:

The day after the contract roll is finished (i.e., CW’k,t-1 = 100%), IHk takes value from IH’k the day before.

Note that on a non-roll day CW’k,t-1 = 100%, CW’k,t-1 = 0% and IHk = IH’k therefore DRt simplifies to

Closing Level

The closing level (“CVt”) of the Original Index  started at 100 on October 31, 2006.  The initial closing level of the Successor Index will be the closing level of the Original Index on October 27, 2017.  Closing levels are calculated rounded to 7 significant figures.

The CVt is calculated in U.S. dollars (“USD_CVt”) calculated as follows:

USD_CVt = USD_CVt-1 * (1 + DRt x FXt / FXt-1 + USD_IRt)

where

FXt is the EUR to U.S. dollar exchange rate on date t, and

and,

TBILLt -1 is the most recent weekly high rate for 91-day US Treasury bills as published by the U.S. Department of the Treasury Bureau of the Public Debt reported on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate %”.

Modifications to the Index

The index sponsor does not presently intend to modify the Index.  However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index.  The index sponsor will promptly publish any such modifications on http://ecommerce.barclays.com/indices.  Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Index Disruption Events

If, on any index business day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•     make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the index sponsor considers appropriate in order to maintain the objectives of the Index;

•     defer publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•     defer or suspend publication of the Index in its sole discretion at any time; and/or

•     discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of such level.

Any of the following will be an “Index Disruption Event”:

•     a material limitation, suspension or disruption in the trading of the commodity futures contracts underlying the Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any commodity futures contracts underlying the Index imposed by the commodities exchange on which such commodity futures contract is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such commodities exchange) that results in a failure by the relevant commodity exchange or other price source to announce or publish the closing price for such commodity futures contracts on any index business day;

•     (a) any of the commodity futures contracts underlying the Index has ceased (or will cease) to have their prices publicly quoted, (b) any of the commodity futures contracts underlying the Index has ceased (or will cease) to be traded on the primary trading facility or commodities exchange for such commodity futures contract, or (c) there has been (or there is pending) an announcement by the primary trading facility or commodities exchange for any of the commodity futures contracts underlying the Index (including, but not limited to, any proposed discontinuation of trading of such commodity futures contract on such primary trading facility or exchange, or the proposed replacement of such commodity futures contract with a futures contract with a different specification) that can reasonably be expected to have a material impact on the liquidity of such commodity futures contracts underlying the Index on such primary trading facility or commodities exchange, in each case as determined by the index sponsor;

•     the index sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the contracts underlying the Index (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the contracts underlying the Index);

•     an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•     there shall have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index (including as a result of any modification to the methodologies used by the Index or otherwise) or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•     a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Index Force Majeure Events

If, on any index business day, an “Index Force Majeure Event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may, in order to take into account such Index Force Majeure Event:

•     make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate theIndex as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the value or level of the Index as the index sponsor considers appropriate in order to maintain the objectives of the Index; and/or

•     defer publication of the value or level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means any systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance or event that is beyond the reasonable control of the index sponsor and that the index sponsor determines, in its sole discretion, affects the Index and/or underlying futures contracts.

Index Sponsor Determinations

All determinations made by the index sponsor with respect to the Index will be made in its sole discretion and in a commercially reasonable manner by reference to such factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Barclays Bank PLC may terminate the appointment of, and replace, the index sponsor with a successor index sponsor. Following termination of the appointment of the index sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor on www.barclays.com/indices (or any successor website) as soon as reasonably practicable. Information contained on this website is not incorporated by reference herein and should not be considered a part hereof.

Change in Index Methodology; Adjustments; Termination of an Index

While the index sponsor currently employs the methodology described in this pricing supplement, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.  The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of their values or levels and the frequency of publication of their values or levels.  The index sponsor expects to publish any such changes or modifications on

http://ecommerce.barclays.com/indices (or any successor thereto).  Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof.  The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the value or level of the Index.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such  level) and any use to which any person may put the Index or the level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the value or level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

The Original Index

The Index Committee

The index sponsor set up an independent committee (the “Index Committee”) to approve the rules, composition and methodology of the Original Index. The Index Committee also provided governance over the quality of the Original Index and considered any issues involving any discretionary decisions related to the Original Index.

Composition of the Original Index

Prior to its discontinuation, the Original Index was constituted in a series of steps as follows:

•       First, the index sponsor monitored and identified the universe of mechanisms in existence.

•       Second, with respect to each mechanism, the index sponsor reviewed various data in respect of the liquidity, quality and robustness of the mechanism, including the nature and number of the participants in the mechanism, the tenure of the mechanism and the volume (by metric tonne) of carbon emissions credits issued and traded under the mechanism.

•       Third, the index sponsor selected the mechanisms that exhibited the greatest liquidity, quality and robustness to be recommended to the Index Committee for inclusion in the Index.

•       Fourth, the index sponsor reviewed historical trading data in respect of futures and forward contracts on the carbon emissions credits from each mechanism, both on exchange and over-the-counter markets.

•       Fifth, the index sponsor selected the specific futures or forward contracts to be recommended to the Index Committee for inclusion in the Index as Index Components, based upon which contracts were traded most often and in the largest volumes and provide the greatest accuracy in daily pricing.

•       Sixth, the index sponsor determined, in a manner designed to reflect the relative financial value of trading in the underlying Index Components and taking into account the past trading volume both on exchange and over-the counter markets, together with expected future volumes, the weights of the Index Components to be recommended to the Index Committee.

Prior to November of each year, the the index sponsor, in consultation with the Index Committee as necessary, determined the Index

Components to be included in the Index and the weights of the Index Components for the upcoming annual period.

The index sponsor, with the approval of the Index Committee, also had the ability to adjust the Index composition quarterly to take account of market developments. For example, the index sponsor met with the Index Committee in April 2008, at which meeting it was decided to switch the CER Index Component from over-the-counter traded CER forward contracts to exchange-traded CER futures contracts traded on the ECX.

The mechanisms, Index Components, price sources and weights comprising the Original Index since November 2006 are set forth below.

Scheme	Carbon Instrument	Weight	Price Source
From Nov, 2006 to Oct, 2007
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Forward	20.0%	Barclays /Reuters CER Index

From Nov, 2007 to May, 2008
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Forward	20.0%	Reuters CER Index

From May, 2008 to Oct, 2008
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Future	20.0%	ECX

From Nov, 2008 to Oct, 2009
EUA	ECX EUA Dec 2009 Future	80.0%	ECX
CER	CER Dec 2009 Future	20.0%	ECX
From Nov, 2009 to October 2010
EUA	ECX EUA Dec 2010 Future	85.0%	ECX
CER	CER Dec 2010 Future	15.0%	ECX
From Nov, 2010 to October 2011
EUA	ECX EUA Dec 2011 Future	87.0%	ICE
CER	CER Dec 2011 Future	13.0%	ICE
From Nov, 2011 to Oct, 2012

Scheme	Carbon Instrument	Weight	Price Source
EUA	ECX EUA Dec 2012 Future	87.0%	ICE
CER	CER Dec 2012 Future	13.0%	ICE
From Nov, 2012 to Oct, 2013
EUA	ECX EUA Dec 2012 Future	90.0%	ICE
CER	CER Dec 2012 Future	10.0%	ICE
From Nov, 2013 to Oct, 2014
EUA	ECX EUA Dec 2012 Future	98.0%	ICE
CER	CER Dec 2012 Future	2.0%	ICE
From Nov, 2014 to Oct, 2015
EUA	ECX EUA Dec 2012 Future	99.8%	ICE
CER	CER Dec 2012 Future	0.2%	ICE
From Nov, 2015 to Oct, 2016
EUA	ECX EUA Dec 2012 Future	99.95%	ICE
CER	CER Dec 2012 Future	0.05%	ICE
From Nov, 2016 to Oct, 2017
EUA	ECX EUA Dec 2012 Future	99.95%	ICE
CER	CER Dec 2012 Future	0.05%	ICE

Historical Closing Levels of the Index

The Index is maintained and calculated by the index sponsor.

The following graph illustrates how the Original Index performed from the inception date until October 26, 2017, the date on which the Original Index was discontinued.  Beginning on the date of this pricing supplement, the Securities will be linked to the performance of the Successor Index, not the Original Index.  There is currently limited or no historical performance data that exists with respect to the Successor Index.  The historical performance of the Original Index, therefore, does not represent the performance of the Successor Index and should not be taken as an indication of the future performance of the Successor Index.

The historical performance of the Original Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Successor Index will increase or not decrease sufficiently to cause holders of the Securities to receive a payment at maturity equal to or in excess of the principal amount of such Securities.  The historical performance of the Original Index shown below does not represent the performance of the Securities, which are subject to certain fees.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Trademarks

Barclays Global Carbon Index™, the Barclays Global Carbon Index Total Return™ and Barclays Global Carbon II TR USD Index are trademarks of Barclays Bank PLC.

Intraday Indicative Value

An “intraday indicative value”, meant to approximate changes in the value of the Securities during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the daily redemption value of the Securities from the previous day.  Intraday indicative value differs from the daily redemption value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the index components, rather than the Index Factor for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the Securities, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol GRN.IV.

In connection with your Securities, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value = Principal Amount per Security X (Current Index Level / Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent published level of the Index as reported by the index sponsor;

Initial Index Level = The level of Index on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE is not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and its suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with any series of Securities. NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value or any data included therein. NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. NYSE is not responsible for the selection of or use of any Index or any series of the Securities, the accuracy and adequacy of any Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities.  The actual trading price of the Securities in the secondary market may vary significantly from their intraday indicative value.  See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The Securities May Trade at a Substantial Premium to or Discount from the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the daily redemption value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your Securities.  The actual trading price of the Securities may be different from their intraday indicative value.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, (the “indenture”) between Barclays Bank PLC and The Bank of New York Mellon, as trustee, (the “trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment in U.S. dollars at maturity that is linked to the percentage change in the value of the Index between the inception date and the final valuation date. Your cash payment at maturity will be in U.S. dollars in an amount equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The index factor on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.

The investor fee on the final valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365. Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “– Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment in U.S. dollars on that date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the relevant valuation date minus (3) the investor fee on the relevant valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

The index factor on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The investor fee on any valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.  Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

A valuation date is each business day from June 25, 2008 to June 17, 2038, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to June 17, 2038 as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Valuation Date

A valuation date is each business day from June 25, 2008 to June 17, 2038 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of any Index Component. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•       deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the daily redemption value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or daily redemption value of your Securities at the time when you submit your redemption notice

Market Disruption Event

As set forth under “– Payment at Maturity” and “– Payment Upon Redemption” above, the calculation agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any Index Component. If such a postponement occurs, the Index Components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected Index Component shall be determined using the closing value of the affected Index Component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day.

Any of the following will be a market disruption event:

•       a material limitation, suspension or disruption in the trading of any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•       the daily contract reference price for any Index Component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•       failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more Index Components; or

•       any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•       a limitation on the hours or numbers of days of trading on a trading facility on which any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•       a decision by a trading facility to permanently discontinue trading in any Index Component.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•       the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•       the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•       no quotation of the kind referred to above is obtained, or

•       every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•       A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•       P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities.  However, we are under no obligation issue additional Securities.  We also reserve the right to cease or suspend sales of Securities from inventory held by our affiliate Barclays Capital Inc. at any time.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect – including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the value of the Index and the amount payable at maturity or upon redemption or otherwise relating to the value of the Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the

Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, market disruption events, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the closing value of the Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components (including the underlying commodities) or the Index;

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•       any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components (including the underlying commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement, and is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•       a dealer in securities or currencies;

•       a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•       a bank;

•       a life insurance company;

•       a tax-exempt organization;

•       a regulated investment company;

•       a partnership or other pass-through entity;

•       a person that owns a Security as a hedge or that is hedged against interest rate risks;

•       a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•       a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a domestic corporation;

•       an estate whose income is subject to U.S. federal income tax regardless of its source; or

•       a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes.  Therefore, the Internal Revenue Service might assert that your Securities should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your Securities should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, early redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the Index Components.  In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities, in which case any gain or loss that you recognize with respect to the Securities that is attributable to any regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities.  Under this approach, you could also be required to mark such portion of the Securities to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your Securities had been sold for fair market value).  Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of the Index.

Even if you are not treated as owning the underlying components of the your Securities, it is possible that you would be required to (i) recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time a contract that is tracked by the Index rolls and each time the Index rebalances and (ii) currently accrue ordinary interest in respect of the notional interest components of such portion of the Securities.  It is also possible that the Securities could be treated as notional principal contracts.  If the Securities were treated as notional principal contracts, you could be required to accrue income over the term of your Securities, and any gain you recognize upon the maturity of your Securities would generally be treated as ordinary income.

In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.  In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize on the early redemption or maturity of your Securities should be treated as ordinary gain or loss or that you should otherwise be required to accrue interest over the term of your Securities.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the early redemption or maturity of your Securities.  In such a case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.   While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the Securities.  For example, legislation was proposed in 2017 that, if enacted, would generally require holders of instruments such as the Securities that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss.  It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your Securities.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.   Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences–Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through

Barclays Capital Inc., as agent. Sales of the Securities by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739H164

[BODY OF EMAIL]

Name of holder: [ ]

Number of Securities to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, iPath® Exchange Traded Notes due June 24, 2038 CUSIP No. 06739H 164 (the “Securities”), redeemable for a cash amount based on the Barclays Global Carbon Index Total ReturnTM hereby irrevocably elects to exercise, on the redemption date of                             , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

BARCLAYS BANK PLC

$250,000,000

iPath® Global Carbon ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

_________________

Pricing Supplement

October 27, 2017

(to Prospectus dated July 18, 2016 and
Prospectus Supplement dated July 18, 2016)

Patent Pending